EXHIBIT 2

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing, on behalf of each of them, of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Daleen Technologies, Inc.  Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness of accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: May 13, 2004

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By	/s/ Douglas E. Scott
Douglas E. Scott
Senior Vice President, General Counsel
and Secretary

SAIC VENTURE CAPITAL CORPORATION

By	/s/ Gian A. Brown
Gian A. Brown
President and General Counsel